Prospectus Supplement No. 2	Filed pursuant to Rule 424(b)(3)
to Prospectus dated October 1, 2004	File No. 333-119103

VERTICALNET, INC.

This document supplements the prospectus dated October 1, 2004, as supplemented from time to time, relating to the resale by the selling shareholders identified in the prospectus of 9,375,000 shares of common stock, 8,100,000 of which are outstanding and 1,275,000 of which may be issued as the result of the exercise of warrants held by selling shareholders. This prospectus supplement is incorporated by reference into the prospectus. Shares of our common stock are quoted on the Nasdaq SmallCap Market under the symbol “VERT.” The last reported sale price of the shares on March 31, 2005 was $0.87 per share. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table sets forth information as of March 31, 2005, regarding the selling shareholder listed below. As a result of the expiration of an escrow arrangement set forth in an Asset Purchase Agreement dated as of February 13, 2004 by and among B2eMarkets, Inc., B2e Sourcing Optimization, Inc., Adaptive Trade, Inc. and certain stockholders of Adaptive Trade, Inc., 31,215 shares previously registered in the name of U.S. Bank National Association, as escrow agent, were released to Adaptive Trade, Inc. The information set forth below excludes 66,570 shares previously sold by Adaptive Trade, Inc.

	Shares Beneficially Owned Before Offering		Shares Offered Hereby	Shares Beneficially Owned After Offering		Warrant Shares Offered Hereby(1)
Name	Number	Percentage		Number	Percentage
Adaptive Trade, Inc.	62,610	*	31,215	31,395	*	—

The selling shareholder information set forth above replaces and supersedes the information regarding Adaptive Trade, Inc. that was previously filed and included in the “Selling Shareholders” section of the prospectus. U.S. Bank National Association, as escrow agent, previously named in the “Selling Shareholders” section of the prospectus, is no longer offering shares.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS DATED OCTOBER 1, 2004

FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY

PROSPECTIVE INVESTORS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 1, 2005